Exhibit 5.1

August 8, 2023

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

RE:	AmerisourceBergen Corporation

Registration Statement on Form S-3

Filed on November 23, 2021 (Registration No. 333-261306)

Ladies and Gentlemen:

On August 3, 2023, Walgreens Boots Alliance Holdings LLC (the “Selling Stockholder”), a stockholder of AmerisourceBergen Corporation, a Delaware corporation (the “Company”), entered into variable pre-paid forward sale contracts (each, a “VPF Transaction” and together, the “VPF Transactions”) with each of Bank of America, N.A., Citibank, N.A., Deutsche Bank AG, London Branch, Goldman Sachs International, Mizuho Markets Americas LLC, Morgan Stanley Bank, N.A., Société Générale and Wells Fargo Bank, National Association (the “Counterparties”), which VPF Transactions cover an aggregate of 10.5 million shares (the “Registered Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”). In connection with hedging the exposure of the Counterparties under the VPF Transactions, on August 3, 2023, the Company and the Selling Stockholder entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC (the “Underwriter”) and the Counterparties. Pursuant to the Underwriting Agreement, on or prior to the date hereof, the Counterparties borrowed and sold, directly or through their respective affiliates, to the Underwriter, in the aggregate 7,293,548 of the Registered Shares (the “Offering”). In addition, pursuant to the Underwriting Agreement, the Counterparties borrowed and expect to sell, directly or through their respective affiliates, through the Underwriter, from time to time after the Offering, 3,206,452 of the Registered Shares.

We have acted as counsel to the Company in connection with (i) the Offering and sale of the Registered Shares, which Registered Shares are covered by the Registration Statement (as defined below), pursuant to the Underwriting Agreement, (ii) the filing by the Company of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) on November 23, 2021 under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), (iii) the filing by the Company of the preliminary prospectus supplement relating to the Registered Shares dated August 3, 2023, including the accompanying base prospectus dated November 23, 2021, which was filed by the Company with the SEC on August 3, 2023 pursuant to Rule 424(b)(7) promulgated under the Act (the “Preliminary Prospectus Supplement”), and (iv) the filing by the Company of the final prospectus supplement relating to the Registered Shares dated August 3, 2023, including the accompanying base prospectus dated November 23, 2021, which was filed by the Company with the SEC on August 7, 2023 pursuant to Rule 424(b)(7) promulgated under the Act (the “Prospectus Supplement”). Terms defined in the Underwriting Agreement are used as therein defined, unless otherwise defined herein.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise to our satisfaction, of the Registration Statement, the Preliminary Prospectus Supplement, and the Prospectus Supplement, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Registered Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP